Exhibit 3.5

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
COPANO ENERGY, L.L.C.

THIS AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF COPANO ENERGY, L.L.C. (this “Amendment”), dated as of August 24, 2005, is entered into and effectuated by the Board of Directors (the “Board”) of Copano Energy, L.L.C. (the “Company”) pursuant to authority granted to it in Section 11.1 of the Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C., dated as of November 15, 2004, as amended (the “Limited Liability Company Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Liability Company Agreement.

WHEREAS, the Board has determined that it is desirable and in the best interest of the Company to amend the Limited Liability Company Agreement to provide that any Member shall be eligible to be designated by the Board as the Tax Matters Partner (as defined in the Code) of the Company (the “Proposed Amendment”);

WHEREAS, Section 11.1(c)(iv) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement to reflect a change that the Board of Directors determines does not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect;

WHEREAS, the Board has determined that the Proposed Amendment does not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect;

NOW, THEREFORE, it is hereby agreed as follows:

A.    Amendment.   Section 9.3 of the Limited Liability Company Agreement is hereby amended by amending and restating the first sentence to read as follows:

“Subject to the provisions hereof, the Board of Directors shall designate one Member as the Tax Matters Partner (as defined in the Code).”

B.     Agreement in Effect.   Except as hereby amended, the Limited Liability Company Agreement shall remain in full force and effect.

C.     Applicable Law.   This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.    Invalidity of Provisions.   If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the ate first written above.

COPANO ENERGY, L.L.C.
By:	/s/ JOHN R. ECKEL, JR.
John R. Eckel, Jr.
Chairman of the Board and Chief Executive Officer